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                                           EXHIBIT 99(c)
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                     WEST SIDE BANCSHARES, INC.
                         A TEXAS CORPORATION



              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON ------------, 1995

                    -----------------------------

      The Special Meeting of Shareholders (the "Special Meeting") of West Side Bancshares Inc. ("West Side") will be held on
- ------------, 1995, at ------------, local time, at the offices of Bank of the West, 2909 Sherwood Way, San Angelo, Texas 76901, for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger dated November 14, 1994, attached as Appendix A to the accompanying Proxy Statement/Prospectus, providing for the merger of West Side with and into Boatmen's Texas, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's Bancshares, Inc.

      Only the holders of common stock of West Side of record at the close of business on ------------, 1995 are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

      EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of your signed proxy will help assure a quorum and aid West Side in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                                     By Order of the Board of Directors



                                     Secretary

San Angelo, Texas

- ------------, 1995

WEST SIDE SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK
CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM
AND INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES.